CHANGE IN CONTROL SEVERANCE PROTECTION AGREEMENT
HIGHPOINT OPERATING CORPORATION
This CHANGE IN CONTROL SEVERANCE PROTECTION AGREEMENT (the “Agreement”) is entered into as of July 19, 2018 (the “Effective Date”), between HighPoint Operating Corporation, a Delaware corporation (the “Company”), and Paul W. Geiger, III (the “Employee”).
RECITALS
WHEREAS, the Employee is a key employee of Company and serves as Company’s Chief Operating Officer; and
WHEREAS, the Employee and Company desire to set forth the terms and conditions of the Employee’s compensation in the event of a termination of the Employee’s employment in connection with a Change in Control (as defined below); and
WHEREAS, in the event of a Change in Control, the Employee may be vulnerable to dismissal without regard to the quality of the Employee’s service, and Company believes that it is in the best interests of Company to enter into this Agreement in order to ensure fair treatment of the Employee and to reduce the distractions and other adverse effects upon the Employee’s performance which are inherent upon a Change in Control; and
WHEREAS, this Agreement is not intended to be and shall not constitute an employment contract between Company and the Employee or to impose any obligation upon Company to retain the Employee, and the Employee acknowledges that the Employee is an “at‑will” employee of Company and that Company may terminate the Employee’s employment at any time with or without cause and with or without notice.
NOW, THEREFORE, for and in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
AGREEMENT
1.Definitions. For purposes hereof, the following terms shall have the following meanings:
(a)    “Affiliate” shall mean, with respect to any Person (as defined herein), any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with such Person. A Person shall be deemed to control another Person for purposes of this definition if such Person possesses, directly or indirectly, the power • to vote the securities or other ownership interests having ordinary voting power to elect a majority of the Board of Directors of a corporation or other Persons performing similar functions for any other type of Person, or • to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, as general partner, as trustee or otherwise.
(b)    “Annual Compensation Amount” shall mean the Employee’s annualized base salary in effect immediately preceding the Employee’s termination of employment (disregarding any reduction thereto which constitutes grounds for Good Reason), including all amounts of the Employee’s base salary that are deferred under any qualified and non-qualified employee benefit plans of Company or any other agreement or arrangement, plus the greater of • the Employee’s target annual bonus opportunity in effect immediately preceding the Employee’s termination (disregarding any reduction thereto which constitutes grounds for Good Reason) or • the average of the actual annual bonuses earned by the Employee over the three-year period immediately preceding the calendar year in which the Employee’s employment terminated.
(c)    “Annual Incentive Plan” shall mean any annual incentive plan maintained by the Company or an Affiliate covering the Employee as of the date of the Employee’s Qualifying Termination.
(d)    “Board” shall mean the Board of Directors of Parent (as defined herein).
(e)    “Cause” shall mean • if the Employee is party to an employment agreement or similar agreement with Company and such agreement includes a definition of Cause, the definition contained therein or • if no such employment or similar agreement exists, it shall mean (%6) the Employee’s failure to perform the duties reasonably assigned to him or her by Company, (%6) a good faith finding by Company of the Employee’s dishonesty, gross negligence or misconduct, (%6) a material breach by the Employee of any written Company employment policies or rules or (%6) the Employee’s conviction for, or his or her plea of guilty or nolo contendere to, a felony or any other crime which involves fraud, dishonesty or moral turpitude. Notwithstanding the foregoing, in order for the Employee’s termination to be for Cause pursuant to clauses (A) or (C) above, the Employee must be given written notice of the condition(s) giving rise to Cause and must be given a period of at least 30 days to cure such condition(s), to the extent capable of cure (as determined by the Committee).
(f)    “Change in Control” of Company shall mean the occurrence of one of the following events:
(i)    An acquisition (other than directly from Company) of any voting securities of Company (the “Voting Securities”) by any Person (as defined herein) immediately after which such Person has “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of the combined voting power of Company’s then outstanding Voting Securities; provided, however, that in determining whether a Change in Control has occurred, Voting Securities which are acquired in a Non-Control Acquisition (as hereinafter defined) shall not constitute an acquisition which would cause a Change in Control. A “Non-Control Acquisition” shall mean an acquisition by (%4) an employee benefit plan (or a trust forming a part thereof) maintained by (x) Company or (y) any corporation or other Person of which a majority of its voting power or its equity securities or equity interest is owned directly or indirectly by Company (a “Subsidiary”), (%4) Company or any Subsidiary, or (%4) any Person in connection with a Non-Control Transaction (as defined in paragraph (iii)(c) below).
(ii)    The individuals who are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that if the election, or nomination for election by Parent’s stockholders, of any new director was approved by a vote of at least a majority of the then Incumbent Board, such new director shall, for purposes of this Agreement, be considered as a member of the Incumbent Board; provided, further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened “Election Contest” (defined as any solicitation subject to Rules 14a-1 to 14a-10 promulgated under the Exchange Act by any Person or group of Persons for the purpose of opposing a solicitation subject to Rules 14a-1 to 14a-10 by any other Person or group of Persons with respect to the election or removal of directors at any annual or special meeting of stockholders of Parent) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a “Proxy Contest”) including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest; or
(iii)    Consummation of:
(1)    A merger, consolidation or reorganization involving Company or Parent, unless
(a)    the stockholders of Parent, immediately before such merger, consolidation or reorganization, own, directly or indirectly, immediately following such merger, consolidation or reorganization, a majority of the combined voting power of the outstanding Voting Securities of the corporation resulting from such merger or consolidation or reorganization (the “Surviving Corporation”) or a corporation beneficially owning, directly or indirectly, a majority of the Voting Securities of the Surviving Corporation (a “Parent Corporation”) in substantially the same proportion as their ownership of the Voting Securities immediately before such merger, consolidation or reorganization, and
(b)    the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such merger, consolidation or reorganization constitute a majority of the members of the board of directors of either the Surviving Corporation or a Parent Corporation, and
(c)    no Person (other than Company, any Affiliate, any employee benefit plan (or any trust forming a part thereof) maintained by Company, the Surviving Corporation or any Subsidiary, or any Person who, immediately prior to such merger, consolidation or reorganization had Beneficial Ownership of 30% or more of the then outstanding Voting Securities) owns, directly or indirectly, 30% or more of the combined voting power of the Surviving Corporation’s then outstanding voting securities (unless there is a Parent Corporation, in which event of the Parent Corporation’s then outstanding voting securities).
A transaction described in the immediately preceding clauses (a) through (c) shall herein be referred to as a “Non-Control Transaction”;
(2)    A complete liquidation or dissolution of Company; or
(3)    The sale or other disposition of all or substantially all of the assets of Company to any Person (other than a transfer to a Subsidiary).
Notwithstanding paragraphs (i), (ii) or (iii) above, a Change in Control shall not be deemed to occur solely because any Person (the “Subject Person”) acquired Beneficial Ownership of more than the permitted amount of the outstanding Voting Securities as a result of the acquisition of Voting Securities by Parent which, by reducing the number of Voting Securities outstanding, increases the proportionate number of shares Beneficially Owned by the Subject Person, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of Voting Securities by Parent, and after such share acquisition by Parent, the Subject Person becomes the Beneficial Owner of any additional Voting Securities which increases the percentage of the then outstanding Voting Securities Beneficially Owned by the Subject Person, then a Change in Control shall occur.
Notwithstanding paragraphs (i), (ii) or (iii) above, to the extent that any amounts payable under this Agreement to the Employee constitutes a deferral of compensation subject to Section 409A, and if this Agreement provides for a payment event or a change in the time or form of payment of such amounts upon a Change in Control, then no Change in Control shall be deemed to have occurred upon an event described in paragraphs (i), (ii) or (iii) above unless the event would also constitute a change in ownership or effective control of, or a change in the ownership of a substantial portion of the assets of, the Company under Section 409A.
(g)    “Code” shall mean the Internal Revenue Code of 1986, as amended.
(h)    “Compensation Committee” shall mean the compensation committee of the Board.
(i)    “Current Year Actual Bonus” shall mean the bonus the Employee would earn under the Annual Incentive Plan based on actual performance (if measurable, as determined in the sole discretion of the Compensation Committee) through the date of the Employee’s Qualifying Termination against applicable performance goal(s) adjusted to reflect the shortened performance period as determined by the Compensation Committee, in its sole discretion.
(j)    “Disability” shall mean a physical or mental infirmity which impairs the Employee’s ability to perform substantially his or her duties for a period of one hundred eighty (180) consecutive days.
(k)    “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
(l)    “Good Reason” shall include any of the following:
(i)    Company’s assignment to the Employee of duties materially and adversely inconsistent with, or a substantial adverse alteration in the nature of, the Employee’s responsibilities in effect immediately prior to the Change in Control;
(ii)    a material reduction in either the Employee’s salary or target annual bonus opportunity (if a target annual bonus opportunity has been established for the Employee) as each is in effect on the date of a Change in Control;
(iii)    Company’s relocation of the Employee’s primary place of employment to any place in excess of 50 miles from the Employee’s place of employment immediately prior to the Change in Control without the Employee’s written consent, except for reasonably required travel by the Employee on Company’s business;
(iv)    any material breach by Company of any provision of this Agreement; or
(v)    any failure by Company to obtain the assumption of this Agreement by any successor (by merger, consolidation or otherwise) or assignee of Company.
Notwithstanding the foregoing, or any other provision of this Agreement to the contrary, any assertion by the Employee of a termination for Good Reason shall not be effective unless all of the following conditions are satisfied: (x) the Employee must provide written notice to Parent of the existence of such condition(s) within 60 days of the Employee’s initial knowledge of the existence of such condition(s); (y) the condition(s) specified in such notice must remain uncorrected for 30 days following Company’s receipt of such written notice; and (z) the date of the Employee’s termination of employment must occur within 90 days after the Employee’s initial knowledge of the existence of the condition(s) specified in such notice.
(m)    “Paid General Cash Severance” shall mean the aggregate amount of any cash severance paid to the Employee through the date of a Change in Control under any agreement between the Company and the Employee or under any Company policy that is payable due to the Employee’s termination of employment during the 180 day period preceding the date of such Change in Control.
(n)    “Parent” means HighPoint Resources Corporation, which is the sole stockholder of Company.
(o)    “Person” shall have the same meaning as used for purposes of the Section 13(d) or 14(d) of the Exchange Act.
(p)    “Qualifying Termination” shall mean, during the Term of the Agreement, • a termination by the Employee of the Employee’s employment with Company for Good Reason within two years after the occurrence of a Change in Control or • a termination of the Employee’s employment without Cause by Company within two years after the occurrence of a Change in Control, or • a termination of the Employee’s employment without Cause by Company prior to the occurrence of a Change in Control when the transaction that results in the Change in Control is initiated prior to such termination, as indicated by a Letter of Intent or as otherwise determined by the Compensation Committee, and is subsequently consummated within 180 days following such termination. Neither a termination of the Employee’s employment due to Disability nor a termination of the Employee’s employment due to death shall constitute a Qualifying Termination. Notwithstanding any provision to the contrary, with respect to any amounts payable under this Agreement upon a Qualifying Termination that are subject to Section 409A, such Qualifying Termination must also qualify as a “separation from service” within the meaning of Section 409A.
(q)    “Section 409A” means Section 409A of the Code and the rules, regulations and other interpretive guidance promulgated thereunder.
(r)    “Service” shall mean the provision of services by the Employee to Company or any Affiliate in any Service Provider capacity. Employee’s Service shall be deemed to have terminated either upon an actual cessation of providing services or upon the entity for which the Service Provider provides services ceasing to be an Affiliate. Except as otherwise provided in this Agreement, Service shall not be deemed terminated in the case of • any approved leave of absence; • transfers among Company and any Affiliates in any Service Provider capacity; or • any change in status so long as the individual remains in the service of Company or any Affiliate in any Service Provider capacity.
(s)    “Service Provider” shall mean an employee, a non-employee director, or any consultant or advisor who is a natural person and who provides services (other than in connection with • a capital-raising transaction or • promoting or maintaining a market in Parent securities) to Company or any Affiliate.
(t)    “2012 Equity Plan” shall mean the Bill Barrett Corporation 2012 Equity Incentive Plan and any successor plan thereto.
2.    Term. This Agreement shall be in effect commencing on the Effective Date and for a term of five (5) years following the Effective Date (the “Term of the Agreement”). Notwithstanding any provision to the contrary, if a Change in Control occurs during the Term of the Agreement, then this Agreement shall remain in full force and effect until the two (2) year anniversary of the Change in Control (or, in the event the Employee experiences a Qualifying Termination during the Term of the Agreement, until the date upon which the Employee has received all amounts due in connection with such Qualifying Termination). Except as set forth in the preceding sentence, the Term of the Agreement may only be extended by the written agreement of Company and the Employee.
3.    Payment of Accrued Compensation upon a Qualifying Termination. If a Qualifying Termination occurs, the Employee shall immediately be paid all earned and accrued salary due and owing to the Employee, all earned bonus awards that may be due and owing to the Employee for prior years that may be due and owing to the Employee, vested deferred compensation (other than pension plan or profit sharing plan benefits, which shall be paid in accordance with the applicable plan), any benefits then due under any plans of Company in which the Employee is a participant, any accrued and unpaid vacation pay and any appropriate business expenses incurred by the Employee in connection with his or her duties, all to the date of the Qualifying Termination (collectively, “Accrued Compensation”). The Employee shall also be entitled to the severance compensation described in the following Section 4.
4.    Severance Compensation. Subject to the terms and conditions of this Agreement, including without limitation Sections 8, 9 and 4(e) hereof, the Employee shall be entitled to the following benefits upon a Qualifying Termination under the conditions set forth below:
(a)    Cash Severance. Company shall make a lump sum cash payment to the Employee equal to three (3) times the Employee’s Annual Compensation Amount (the “Severance Amount”); provided, however that such cash payment shall be reduced by the amount, if any, of the Employee’s Paid General Cash Severance. Subject to the requirements of Section 7 for “specified employees,” the payment under this paragraph (a) shall be paid on the first regular payroll date that is more than 60 days after the date of the Employee’s Qualifying Termination (or the Change in Control, if later) and in no event later than 74 days following such Qualifying Termination or the Change in Control, as applicable.
(b)    Certain Welfare Benefits. Company shall make a lump sum cash payment to Employee equal to thirty-six (36) times the aggregate monthly premium (paid by Company and Employee) for each of the following plans as in effect at the time of the Employee’s Qualifying Termination: Life insurance, disability, medical, dental and hospitalization. Subject to the requirements of Section 7 for “specified employees,” the payment under this paragraph (b) shall be paid on the first regular payroll date that is more than 60 days after the date of the Employee’s Qualifying Termination (or the Change in Control, if later) and in no event later than 74 days following such Qualifying Termination or the Change in Control, as applicable.
(c)    Outplacement Assistance. Company shall provide the Employee with outplacement assistance for a period of six (6) months from the date of the Employee’s Qualifying Termination at a cost to Company of no more than $12,000.
(d)    Current Year Bonus. Company shall make a lump sum cash payment to Employee equal to the greater of • the Employee’s target annual bonus in effect under any Annual Incentive Plan covering Employee as of the date of the Employee’s Qualifying Termination, adjusted to reflect the period from the beginning of the year through the date of the Employee’s Qualifying Termination or • Current Year Actual Bonus. Subject to the requirements of Section 7 for “specified employees,” the payment under this paragraph (d) shall be paid on the first regular payroll date that is more than 60 days after the date of the Employee’s Qualifying Termination (or the Change in Control, if later) and in no event later than 74 days following such Qualifying Termination or the Change in Control, as applicable.
(e)    Release Requirement. Notwithstanding the foregoing, the payment or provision of any benefits described in this Section 4 and any accelerated vesting of outstanding equity and long-term cash incentive awards upon a Qualifying Termination pursuant to Section 5 shall be expressly conditioned upon Employee’s execution and non-revocation of and compliance with the Release and Confidentiality Agreement substantially in the form attached hereto as Exhibit A. In the event that the Release and Confidentiality Agreement has not become effective and irrevocable prior to the date that is 60 days after the date of the Employee’s Qualifying Termination (or the Change in Control, if later), the Employee shall not be entitled to receipt of any payments or benefits pursuant to this Agreement in connection with such Qualifying Termination.
5.    Equity and Long-Term Cash Incentive Awards. The treatment of any outstanding equity and long-term cash incentive awards held by the Employee upon a Change in Control shall be determined in accordance with the 2012 Equity Plan and any applicable award agreements covering such awards, except in the following respects:
(a)    As to any then outstanding nonvested equity awards and nonvested long-term cash incentive awards that are not continued, assumed or replaced in accordance with Section 12(b)(2) of the 2012 Equity Plan (or any successor provision thereto) and as to which vesting depends upon the completion of a service condition, such equity awards shall become fully vested and be treated in a manner provided for under the 2012 Equity Plan.
(b)    As to any then outstanding nonvested equity awards and nonvested long-term cash incentive awards that are not continued, assumed or replaced in accordance with Section 12(b)(2) of the 2012 Equity Plan (or any successor provision thereto) and as to which vesting depends upon the attainment of pre-determined level(s) of financial or operational metrics, the number of shares of Parent common stock subject to such equity awards that become fully vested or the settlement amount of such cash incentive awards shall be calculated based upon the assumption of target performance.
(c)    As to any then outstanding nonvested equity awards and nonvested long-term cash incentive awards that are not continued, assumed or replaced in accordance with Section 12(b)(2) of the 2012 Equity Plan (or any successor provision thereto) and as to which vesting depends upon the attainment of pre-determined level(s) of Parent’s total shareholder return or upon performance conditions other than those described in Section 5(b), the number of shares of Parent common stock subject to such equity awards that become fully vested or the settlement amount of such cash incentive awards shall be calculated based on actual performance through the date of the Change in Control as determined by the Compensation Committee in its sole discretion. Any equity awards and long-term cash incentive awards that remain nonvested following such determinations shall be forfeited.
(d)    The Employee acknowledges that the determinations made under paragraphs (b) and (c) may result in the vesting of fewer shares and the settlement of a smaller cash amount than would otherwise be determined under the terms of the 2012 Equity Plan and the Employee agrees that the potential payment of such fewer shares or smaller cash amount shall represent a complete discharge of Company’s and any Affiliate’s obligations under such equity awards and long-term cash incentive awards subject to paragraphs (b) and (c).
(e)    To the extent that an equity award or long-term cash incentive award is continued, assumed or replaced (collectively referred to as a “Replacement Award”) under the circumstances described in Section 12(b)(2)(A) of the 2012 Equity Plan (or any successor provision thereto), then the terms of such Replacement Award shall meet the requirements of subparagraph (i) and (ii) below at all times and shall not be modified in a way that materially and adversely impacts the Employees rights thereunder without the prior written consent of the Employee:
(i)    The requirements of Section 12(b)(2) of the 2012 Equity Plan (or any successor provision thereto); and
(ii)    The Replacement Award provides that upon the Employee’s Qualifying Termination occurring during the two-year period immediately following a Change in Control, the Replacement Award shall become fully vested and free of restrictions of any kind (including but not limited to service-based and performance-based restrictions) and, in the case of a Replacement Award in the form of (5) a stock option or SAR award, such awards shall be fully exercisable for their remaining terms (without giving effect to any provision that may result in the shortening of the term due to the Employee’s Qualifying Termination), (ii) an equity or long-term cash incentive award subject to the satisfaction of one or more performance conditions shall be deemed to be satisfied at target performance and paid upon such Qualifying Termination but in no event later than 74 days thereafter, (ii) an equity or long-term cash incentive award (other than a stock option or SAR award) subject to the satisfaction of a service condition shall be paid upon such Qualifying Termination but in no event later than 74 days thereafter.
(f)    Notwithstanding anything to the contrary in this Section 5, with respect to any equity award or long-term cash incentive award which is outstanding as of the Effective Date and which constitutes “deferred compensation” subject to Section 409A of the Code, to the limited extent necessary to avoid the imposition of additional taxes pursuant to Section 409A, such awards shall remain payable upon a Change in Control as provided for in the applicable existing document(s) (whether such document is an award agreement, a change in control severance agreement, or other document) governing the payment of such equity awards or long-term cash incentive awards.
6.    Tax Payments.
(a)    Notwithstanding any other provision of this Agreement or any other plan, arrangement or agreement to the contrary, if any of the payments or benefits provided or to be provided by Company or its affiliates to the Employee or for the Employee’s benefit pursuant to the terms of this Agreement or otherwise (“Covered Payments”) constitute parachute payments (“Parachute Payments”) within the meaning of Section 280G of the Code and would, but for this Section 6 be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then the Covered Payments shall be payable either • in full or • reduced to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax, whichever of the foregoing clauses (i) or (ii) results in the Employee’s receipt on an after-tax basis of the greatest amount of benefits after taking into account the applicable federal, state, local and foreign income, employment and excise taxes (including the Excise Tax) (the “Better After Tax Position”). In the event that such a reduction described in foregoing clause (ii) results in a Better After Tax Position, the Covered Payments shall be reduced in a manner that maximizes the Employee’s economic position. In applying this principle, the reduction shall be made in a manner consistent with the requirements of Section 409A, and where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis but not below zero. Notwithstanding the foregoing, the Committee shall retain discretion to adjust the procedure for implementing the reduction described in clause (ii) above to the extent such adjustment does not result in the imposition of additional taxes pursuant to Section 409A.
(b)    If, notwithstanding the initial application of this Section 6, the Internal Revenue Service determines that any Covered Payment constitutes an excess parachute payment (as defined by Section 280G(b) of the Code), this Section 6 will be reapplied based on the Internal Revenue Service’s determination, and the Employee will be required to promptly repay the portion of the Covered Payments required to minimize imposition of the Excise Tax.
(c)    Any determination required under this Section 6 shall be made in writing in good faith by an independent accounting firm selected and paid for by Company (the “Accounting Firm”), which shall provide detailed supporting calculations to Company and the Employee as requested by Company or the Employee. Company and the Employee shall provide the Accounting Firm with such information and documents as the Accounting Firm may reasonably request in order to make a determination under this Section 6.
7.    Compliance with Section 409A.
(a)    The payments and benefits provided pursuant to this Agreement are intended to be exempt from the limitations and requirements set forth in Section 409A and shall be construed and interpreted in accordance with such intent. Notwithstanding the foregoing, Company makes no representations that the payments and benefits contemplated under this Agreement are exempt from Section 409A and in no event shall Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Employee on account of non-compliance with the requirements of Section 409A. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. To the extent required by Section 409A, payments or reimbursements of any expenses provided for under this Agreement shall be made in accordance with Treasury Regulation Section 1.409A-3(i)(1)(iv).
(b)    Notwithstanding any provision of the Agreement to the contrary and except as provided by this Section 7(b), if the Employee is a “specified employee” as defined under Section 409A or any regulations or Treasury guidance promulgated thereunder, the Employee shall not be entitled to any payments or benefits in the nature of non-qualified deferred compensation within the meaning of Section 409A (“Deferred Compensation”) and Company shall not pay or provide such Deferred Compensation, upon a separation of Employee’s service until the earlier of: • the date which is six (6) months after the Employee’s separation from service for any reason other than death or • the date of Employee’s death. The provisions of this Section 7(b) shall apply only if necessary to avoid the imposition of taxes and penalties under Section 409A relating to the payment of non-qualified deferred compensation to specified employees upon their separation from service. The determination of whether Section 409A is deemed to apply to the payment of any amounts hereunder shall be made in good faith by Company after consultation with and advice from its legal or accounting advisors and after consulting with the Employee.
(c)    If any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause the Employee to incur any additional tax or interest under Section 409A, Company shall, to the extent practicable, after consulting with and receiving the approval of the Employee (which shall not be unreasonably withheld or delayed), reform such provision.
(d)    Any revisions made pursuant to Section 7(b) or 7(c) shall be made to maintain, to the maximum extent practicable, the original intent and economic benefit to the Employee of the applicable provision without violating the provisions of Section 409A.
8.    Non-Solicitation. As partial consideration for entering into this Agreement, during the Term of the Agreement through two (2) years after the date of termination of the Employee’s Service for any reason, the Employee will not induce any employee of Company or its Affiliates to leave the employ of Company or its Affiliates. If any restriction set forth in this Section 8 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.
9.    Clawback Rights. Parent’s clawback policy, as it may exist and be modified from time to time, is incorporated by reference and is made a part hereof. The Employee acknowledges and agrees that any payments to the Employee hereunder are subject to such policy and to applicable law. Without limiting the generality of the foregoing sentence, the Employee also expressly acknowledges that any payments or benefits shall be subject to any clawback or similar requirements of applicable law including, without limitation, pursuant to the Dodd Frank Wall Street Reform and Consumer Protection Act and any current or future rules or regulations promulgated thereunder.
10.    Employment Status. This Agreement does not constitute a contract of employment or impose on the Employee or Company any obligation to retain the Employee, or to change the status of the Employee’s employment. The Employee acknowledges that the Employee is an “at‑will” employee of Company, and that Company may terminate the Employee’s employment at any time, with or without cause and with or without notice.
11.    Nature of Rights. The Employee shall have the status of a mere unsecured creditor of Company with respect to his or her right to receive any payment under this Agreement. This Agreement shall constitute a mere promise by Company to make payments in the future of the benefits provided for herein. It is the intention of the parties hereto that the arrangements reflected in this Agreement shall be treated as unfunded for tax purposes and, if it should be determined that Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) is applicable to this Agreement, for purposes of Title I of ERISA. Nothing in this Agreement shall prevent or limit the Employee’s continuing or future participation in any benefit, bonus, incentive or other plan or program provided by Company and for which the Employee may qualify, nor shall anything herein limit or reduce such rights as the Employee may have under any other agreements with Company. Amounts which are vested benefits or which the Employee is otherwise entitled to receive under any plan or program of Company shall be payable in accordance with such plan or program, except as explicitly modified by this Agreement.
12.    Full Settlement. Company’s obligation to provide the payments and benefits provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which Company may have against the Employee or others. In no event shall the Employee be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Employee under any of the provisions of this Agreement and such amounts shall not be reduced whether or not the Employee obtains other employment. In the event that the Employee obtains a favorable final, nonappealable adjudication with respect to any contest (including as a result of any contest by the Employee about the amount of any payment pursuant to this Agreement) by Company, the Employee or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof Company agrees to reimburse the Employee, to the full extent permitted by law, all reasonable legal fees and expenses incurred as a result of such contest.
13.    Miscellaneous.
(a)    Administration by Compensation Committee. The Compensation Committee shall have the exclusive power and authority to administer this Agreement, including, without limitation, the right and power to interpret the provisions of this Agreement and to make all determinations deemed necessary or advisable for the administration of this Agreement.
(b)    Severability. Should a court or other body of competent jurisdiction determine that any provision of this Agreement is excessive in scope or otherwise invalid or unenforceable, such provision shall be adjusted rather than voided, if possible, so that it is enforceable to the maximum extent possible.
(c)    Withholding. All compensation and benefits to the Employee hereunder shall be reduced by all federal, state, local and other withholdings and similar taxes and payments required by applicable law.
(d)    Impact of Agreement on Other Benefits. Except as otherwise provided herein, no provision of this Agreement shall be interpreted so as to reduce any amounts otherwise payable, or in any way diminish Employee’s rights as an employee of Company, whether existing now or hereafter, under any benefit, incentive, retirement, stock option, stock bonus, stock purchase plan, or any employment agreement or other plan or arrangement. Notwithstanding the foregoing, the Employee acknowledges and agrees that, except as set forth above in respect of Paid General Severance Amounts, in the event the Employee becomes eligible to receive the payments and benefits described in Sections 4 and 5, the Employee shall not be eligible to receive any additional severance or similar benefits in connection with such Qualifying Termination.
(e)    Entire Agreement; Modification. This Agreement represents the entire agreement between the parties and supersedes and replaces any prior agreements between the parties, written or oral, with respect to the subject matter covered hereby. This Agreement may be amended, modified, superseded or canceled, and any of the terms hereof may be waived, only by a written instrument executed by each party hereto or, in the case of a waiver, by the party waiving compliance; provided, however, that Company may unilaterally amend the terms of this Agreement without the Employee’s consent • if such amendment does not materially impair the rights of the Employee under this Agreement, or • if such amendment is necessary to comply with applicable federal or state laws, rules or regulations (including stock exchange rules) or any clawback or other compensation recovery policy as provided in Section 9. The failure of any party at any time or times to require performance of any provision hereof shall not affect such party’s right at a later time to enforce the same. No waiver by any party of the breach of any provision contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such breach or of any other provision of this Agreement.
(f)    Applicable Law. This Agreement shall be construed under and governed by the laws of the State of Delaware.
(g)    Successors and Assigns. This Agreement shall be binding upon, and shall inure to the benefit of, Company’s successors and assigns and the Employee’s heirs and assigns.
(h)    Nontransferability by the Employee. Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by the Employee, the Employee’s beneficiaries or legal representatives, except by will or by the laws of descent and distribution.
(i)    Survival. The provisions of Sections 6 through 13 of this Agreement, and those sections necessary to interpret and apply them, shall survive the termination of this Agreement, regardless of the reason for such termination.
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IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.
HIGHPOINT OPERATING CORPORATION

By:    /s/ R. Scot Woodall
R. Scot Woodall, Chief Executive Officer

EMPLOYEE

/s/ Paul W. Geiger, III
Paul W. Geiger, III